Exhibit 99.3

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 hp.com
News Release Hewlett-Packard Company Announces Pricing for its Waterfall Cash Tender Offer
Editorial contacts Kait Conetta, HP +1 650 258 6471 corpmediarelations@hp.com www.hp.com/go/newsroom

PALO ALTO, CA—(Oct 15, 2015) - Hewlett-Packard Company (“HP Co.”) (NYSE: HPQ) today announced the pricing for its previously announced cash tender offer (the “Tender Offer”) up to a combined aggregate principal amount equal to $2,300,000,000 (the “Waterfall Maximum Amount”), subject to certain acceptance priority levels as set forth in the Offer to Purchase (as defined below), for its 2.750% notes due January 2019, floating rate notes due January 2019, 3.750% notes due December 2020, 4.300% notes due June 2021, 4.375% notes due September 2021, 4.650% notes due December 2021, 4.050% notes due September 2022, and 6.000% notes due September 2041 (collectively, the “Notes”).

The Tender Offer is being made pursuant to an Offer to Purchase, dated September 30, 2015 (the “Offer to Purchase”), and related Letter of Transmittal (the “Letter of Transmittal”), which set forth a description of the terms and conditions of the Tender Offer.

The consideration to be paid in the Tender Offer for each series of Notes (other than the floating rate notes due January 2019) has been determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the applicable Reference U.S. Treasury Security specified in the table below and in the Offer to Purchase (the “Tender Offer Yield”). Holders who validly tendered and did not validly withdraw Notes at or prior to the Early Tender Deadline (as defined below) that are accepted for purchase will receive the applicable “Total Consideration” listed in the table below, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). In addition, holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the settlement date.

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Reference Security	Reference Treasury Yield	Fixed Spread	Total Consideration (1) (2)
2.750% Notes due Jan. 2019	428236BY8	$1,250,000,000	1	1.000% U.S. Treasury Notes due Sept. 15, 2018	0.888%	80 bps	$1,033.38
Floating Rate Notes due Jan. 2019	428236BZ5	$750,000,000	2	—	—	—	$1,010.00
3.750% Notes due Dec. 2020	428236BF9	$1,350,000,000	3	1.375% U.S. Treasury Notes due August 31, 2020	1.302%	105 bps	$1,067.11
4.300% Notes due June 2021	428236BM4	$1,250,000,000	4	1.375% U.S. Treasury Notes due August 31, 2020	1.302%	140 bps	$1,082.85
4.375% Notes due Sept. 2021	428236BQ5	$1,000,000,000	5	1.375% U.S. Treasury Notes due August 31, 2020	1.302%	150 bps	$1,085.16
4.650% Notes due Dec. 2021	428236BV4	$1,500,000,000	6	1.375% U.S. Treasury Notes due August 31, 2020	1.302%	155 bps	1,100.69
4.050% Notes due Sept. 2022	428236BX0	$500,000,000	7	2.000% U.S. Treasury Notes due Aug. 15, 2025	2.023%	110 bps	$1,057.22
6.000% Notes due Sept. 2041	428236BR3	$1,200,000,000	8	3.000% U.S. Treasury Notes due May 15, 2045	2.868%	260 bps	$1,073.19

(1)	Per $1,000 principal amount of Notes.
(2)	Includes the Early Tender Premium per $1,000 principal amount of Notes for each Series as set forth in this table.

The Tender Offer will expire at 11:59 p.m., New York City time, on October 28, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must have validly tendered and not validly withdrawn their Notes on or before 5:00 p.m., New York City time, on October 14, 2015 (the “Early Tender Deadline”) to be eligible to receive the applicable Total Consideration for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law. HP Co. expects that settlement for Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be on October 16, 2015 (the “Settlement Date”).

Since the Tender Offer was oversubscribed as of the Early Tender Deadline, the amounts of each series of Notes that are purchased in the Tender Offer on the Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase. HP Co. expects to return any Notes tendered but not accepted for purchase on October 16, 2015.

HP Co.’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC and HSBC Securities (USA) Inc. are serving as Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-0422 (collect), to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect) or to HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll free) or (212) 525-5552 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 430-3774; all others toll free at (866) 924-2200.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP Co. may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements regarding the Tender Offer, any statements of expectation or belief and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected and other risks that are described in HP Co.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 and HP Co.’s other filings with the Securities and Exchange Commission, including HP Co.’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015. HP Co. assumes no obligation and does not intend to update these forward-looking statements.